Exhibit 99.1

Donna B. More
417 Canal Street
Chicago, IL 60610

November 11, 2004

VIA FACSIMILE/ORIGINAL BY REGULAR MAIL
(516) 609-1871
(561) 863-8204

Mr. Louis Nicastro
Chairman
WMS Industries, Inc.
800 S. Northpoint Blvd.
Waukegan, IL 60085

Dear Chairman Nicastro:

Over the past year, it has become clear to me that WMS’ Board of Directors and its management are intolerant of reasonable dissent. Thus, in an era of corporate governance punctuated by the enactment of Sarbanes Oxley, I find myself in the odd position of fulfilling my fiduciary obligation by resigning from the WMS Board and using my public voice to raise issues that I believe are antithetical to shareholder interests with respect to transparency, independence and gender discrimination. Pursuant to the Company’s by-laws, I am providing you my letter of resignation.

First and foremost, I refuse to have the record in any way infer my agreement with the half-truths and euphemisms used by the Board and management to explain why I am not standing for re-election to the Board. Jeffrey Siegel’s suggestion that I explain the committee’s action by saying a “change in my personal circumstance,” i.e. the arrival of my daughter, led to a decision on my part to leave the Board is personally insulting and ethically repugnant. We both know that the Committee decided not to nominate me for re-election and that I had no part in the Committee’s process and certainly no say in its final determinations.

In fact, the timing, secrecy and content of the Nominating Committee’s deliberations are highly suspicious. You know quite well that I have raised concerns about the effectiveness of the WMS Board, about the compensation levels of the Company’s executives, about conflicts of interest on the part of the Company’s outside counsel and about the Company’s responses to abuses of regulatory authority on the part of the Wisconsin Bureau of Indian Affairs (see my letter dated March 2, 2004).

Moreover, the Committee’s decision coincided with the delivery of a memorandum to the Committee from Jeffrey Siegel purporting to be an objective description of the issues in Wisconsin. Second, it apparently occurred with the active participation of Ray Carey, a WMS liaison with the Wisconsin regulators. Third, its deliberations apparently did not take into account the circumstances articulated in my March 2, 2004 letter — circumstances of which Mr. Siegel is fully aware but which he conveniently chose not to share with the committee in his September 2004 memorandum. And fourth, it seems the Committee had already acted to remove David Satz, the only other non-executive member of the Board with gaming compliance experience.

Upon completion of their deliberations, the Committee, influenced largely by a group Mr. Siegel refers to as “Chicago”, determined that the Company’s interests and mine were at odds and that they would not nominate me for a Board seat. Obviously, I don’t agree. But having said that, the confluence of the circumstances I just mentioned and the Committee’s methods raise serious doubts about the motivation for its actions.

With the Carey appearance, one has to wonder if the Committee’s decision not to slate me for re-election is the result of a renewed and recent threat to WMS’ license from Linda Minash, the Wisconsin regulator who seems bent on my removal without cause other than a personal vendetta. If Carey’s appearance was simply to dress up the vacant Siegel memorandum, then one has to wonder if the Company is using previous but non-renewed threats from Minash as a way to dismiss my candidacy because I have verbalized my legitimate concerns about the Board and the management.

In addition to these egregious behaviors, I believe the Board and the Company have a different set of rules when it comes to the support it affords its Directors. When WMS’ male directors are questioned by regulators about their integrity with respect to their personal criminal arrests, indictments of their companies and potential SEC violations in connection with stock purchases, the Company pays associated bills for personal legal representation.

On the other hand, when the integrity of the Board’s only female member is assaulted by a Wisconsin regulator (angered by my vigorous and Company approved representation of WMS and one of its key persons against a clear abuse of regulatory authority), the company invents a different standard. As I understand it from my counsel, Jeffrey Siegel offered to “make every effort” to get the Company to pay my legal bills provided I abandon any recourse I may choose to pursue in Wisconsin. In his November 9, 2004 letter Mr. Siegel again reiterated that he would “. . . nevertheless be inclined to recommend that the Company consider reimbursing her for her legal fees if it knew such payment would put an end to all disputes.” In that same letter, Mr. Siegel also stated that I have taken too much time think about his offer and he has withdrawn it. I have attached his letter for the record. I will just say that I doubt you and the other directors involved with the issues referenced above were ever required to forgo your legal rights as a condition for payment of legitimate business expenses. Regardless of his “withdrawn” offer, clearly, my answer to Mr. Siegel and WMS is categorically and emphatically, “No.”

Mr. Siegel’s attempt to quiet me by conditioning the reimbursement of paid legal expenses was one in a long list of improprieties that I ascribe to Mr. Siegel and his representation of WMS. As you well know, he threatened me with dismissal from the Board if I didn’t acquiesce to his points of view on the Wisconsin situation. He has resented my charge (in our first executive board meeting) that he lacks the independence required of outside counsel to the Board because of the substantial fees he and his firm receive from Company management. What is more, I strongly disagree with his razor-thin interpretations of Sarbanes-Oxley.

Whatever Company line you are using to describe my departure from the WMS Board now should be superseded by this notice of my immediate resignation from the Board. My view of the fiduciary duty to represent shareholder interests decidedly and irrevocably diverges from other WMS directors and WMS management. In addition, I find the Company’s cultural arrogance with respect to shareholder involvement to be both debilitating and demeaning.

Sincerely,

/s/ Donna B. More

Donna B. More